Exhibit 10.12.1

SUMMARY OF COMPENSATION FOR
THE BOARD OF DIRECTORS OF TAUBMAN CENTERS, INC
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Non-employee directors receive the following compensation:

Annual cash retainer:
Board	$70,000
Committee member annual cash retainer:
Audit Committee member	12,000
Compensation Committee member	6,000
Nominating and Corporate Governance member	4,500
Committee chair annual cash retainer:
Audit Committee chair	20,000
Compensation Committee chair	15,000
Nominating and Corporate Governance chair	12,500
Annual equity retainer (fair market value)	125,000

Annual Cash Retainers.  The annual cash retainers are paid each quarter (in advance).

Annual Equity Retainer.  Non-employee directors receive shares of common stock having a fair market value of $31,250 each quarter (in advance). The fair market value is based on the closing price as of the last business day of the preceding quarter. The awards are made pursuant to the 2008 Omnibus Plan.

Non-Employee Directors' Deferred Compensation Plan.  Non-employee directors may defer the receipt of all or a portion of the annual cash retainers and the equity retainer until the earlier of the termination of Board service or upon a change of control. The deferred compensation is denominated in restricted share units, and the number of restricted share units received equals the deferred retainer fee divided by the fair market value of the Company's common stock on the business day immediately before the date the director would have been otherwise entitled to receive the retainer fee. During the deferral period, the non-employee directors' deferral accounts are credited with dividend equivalents on their deferred restricted share units (corresponding to cash dividends paid on the Company's common stock), payable in additional restricted share units based on the fair market value of the Company's common stock on the business day immediately before the record date of the applicable dividend payment. Each non-employee director's deferral account is 100% vested. The restricted share units are converted into the Company's common stock at the end of the deferral period for distribution.
Other. The Company also reimburses members of the Board of Directors for all expenses incurred in attending meetings or performing their duties as directors.
Members of the Board of Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board of Directors or any committees thereof.
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Effective January 1, 2015